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                                                                EXHIBIT 23





                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-88518 and 33-88520) of Rouge Steel Company of our report dated January 29, 1997 appearing on page 31 of the Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the application of such report to the Financial Statement Schedules for the three years ended December 31, 1996 listed under Item 14(a) of Rouge Steel Company's Annual Report on Form 10-K for the year ended December 31, 1996 when such schedules are read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included these schedules.




PRICE WATERHOUSE LLP
Detroit, Michigan
February 10, 1997